Exhibit 99

Pall Corporation Reports Strong Third Quarter Results

Port Washington, NY (June 8, 2011) -- Pall Corporation (NYSE:PLL) today reported financial results for the third quarter of fiscal 2011 which ended on April 30, 2011.

Sales and Earnings Overview

Third quarter sales were $709.8 million, a 15.2% gain over last year. Sales in local currency ("LC") increased 10.7%. Foreign currency translation increased reported sales by 4.5%.

Diluted earnings per share (“EPS”) were $0.60, compared to $0.58 last year. Pro forma EPS were $0.72 (excluding restructuring and other charges and items impacting provision for income taxes: “Discrete Items"). This compares to $0.58 last year (which also excluded items reducing interest expense), for an increase of 24%. The estimated impact of foreign currency translation increased both measures of fiscal year 2011 EPS by $0.04 in the quarter.

For the nine months, sales increased 13.8% over last year. Sales in LC increased 12.8%. Foreign currency translation increased reported sales in the nine months by 1.0%. Diluted EPS were $1.84, compared to $1.56 for the same period last year. Pro forma EPS, excluding Discrete Items, were $2.01, a 44% increase compared to $1.40 a year earlier (which also excluded items reducing interest expense). The estimated impact of foreign currency translation increased both measures of fiscal year 2011 EPS in the nine months by $0.05.

Eric Krasnoff, CEO and President, said, “Fiscal 2011 sales have increased by double digits throughout the year. Third quarter sales rose 11% in LC with Life Sciences up 12% and Industrial close to 10%.

BioPharmaceuticals again performed well reflecting Pall’s broadening presence throughout the biotech production process. Microelectronics grew, driven by increased semiconductor production for a wide variety of industrial and consumer products.

Machinery & Equipment’s performance continued to be solid, posting its fifth straight quarter of double-digit growth. The mining industry remains particularly strong.

Food & Beverage, Life Sciences OEM, Commercial Aerospace and Energy sales all grew at or in excess of 10%.

On a geographic basis, both Industrial and Life Sciences grew in all regions. The Western Hemisphere was the strongest with sales increasing 14%. Europe again grew over 10%. Sales in Asia increased 6.5%. Excluding Japan, sales in Asia increased 11%.

Orders increased over 10%. Orders in Europe increased double digits. At quarter’s end, total backlog for Pall Corporation was up over 25%.

Gross margin of about 50% was primarily impacted by negative mix and lower overhead absorption. SG&A, as a percentage of sales, improved 90 basis points to 29.5%. This resulted in operating margin of 17.4%.”

Life Sciences – Third Quarter Highlights

(Dollar Amounts in Thousands and Discussion of Sales and Orders Changes are in Local Currency)

			%	% CHANGE
Sales:	APR. 30, 2011	APR. 30, 2010	CHANGE	IN LC
BioPharmaceuticals	$197,186	$162,606	21.3	16.0
Medical	107,734	99,703	8.1	5.0
Food & Beverage	63,787	54,663	16.7	11.8
Total Life Sciences segment	$368,707	$316,972	16.3	11.8

Gross profit	$196,549	$172,160
% of sales	53.3	54.3
Operating profit	$89,071	$73,415
% of sales	24.2	23.2

BioPharmaceuticals: Sales in Pharmaceuticals increased 17%, with all geographies growing double digits. Consumables sales grew 15.5% and systems sales increased 34.5% compared to last year. This reflects Pall’s leading position in the fast-growing biotech, vaccine and plasma markets.

Laboratory sales increased 10.5% with growth in emerging markets a contributing factor.

Medical: Hospital Critical Care sales grew 4.8%. Sales of Pall-Aquasafe water filters to hospitals in the Western Hemisphere were particularly strong. OEM sales grew 12.4% propelled by increasing demand for I.V. filters in the Western Hemisphere and Europe. Blood Filtration sales increased 1.7% despite a drop in blood collections in the Western Hemisphere and Europe.

Food & Beverage: Consumables sales increased 7.8%. Systems grew 29.7%. New products and applications in food contact compliance, beer stabilization, growth in emerging markets and stricter regulatory requirements for food testing were key contributors.

Overall, Life Sciences operating margin improved by 100 basis points. Sales growth and disciplined cost control outpaced strong headwinds to gross margin in the quarter. Operating profit increased 21%, compared to a year ago, to $89 million.

Industrial – Third Quarter Highlights

(Dollar Amounts in Thousands and Discussion of Sales and Orders Changes are in Local Currency)

			%	% CHANGE
Sales:	APR. 30, 2011	APR. 30, 2010	CHANGE	IN LC
Aeropower	$123,171	$107,849	14.2	10.8
Energy & Water	136,026	118,841	14.5	10.1
Microelectronics	81,904	72,320	13.3	6.7
Total Industrial segment	$341,101	$299,010	14.1	9.5

Gross profit	$157,312	$141,372
% of sales	46.1	47.3
Operating profit	$50,603	$46,862
% of sales	14.8	15.7

Aeropower: Machinery & Equipment sales grew 23.5%. Key growth areas included mining and automotive in-plant.

Overall, sales in Aerospace decreased 3.1%. Commercial Aerospace sales increased 12.5% with all geographies up. While Military Aerospace sales were down 16%, orders continued to reflect the positive order rate for the year.

Energy & Water: Sales in Fuels & Chemicals increased 9.6%. Activity in the oil and gas sector was particularly strong. We also saw increasing demand from the alternative energy and polymer markets.

Power Generation sales increased 14.6%. Key growth drivers continued to be the wind turbine market in China and power consumption in the Western Hemisphere.

Municipal Water sales increased 7.2%. In the Western Hemisphere, our largest market, sales grew 12%. This continues to be driven by municipalities upgrading to membrane filtration to comply with environmental regulations.

Microelectronics: Third quarter sales reflect continued global strength in the semiconductor marketplace. The display market in Asia was also robust. Demand was strong in the quarter for consumer electronics, including tablets and smart phones.

Industrial’s operating margin was 14.8%, while operating profit increased 8% to $50.6 million.

Conclusion/Outlook

Mr. Krasnoff concluded, “I am pleased to report that last month, the IRS concluded its audits of fiscal years 1999 through 2005, which were years included in the previously disclosed restatement of our fiscal years 1999 – 2006 financial statements. As a result, in the fourth quarter the Company expects to reverse approximately $20 to $30 million of previously recorded tax related liabilities. The IRS assessed no penalties. We also now believe the probability of assessment by the IRS of approximately $106 million of potential additional penalties is remote.

Gratifying third quarter results bring us that much closer to the higher end of our earnings guidance for fiscal 2011. As significant, the Company continues to make progress on delivering its long-term performance goals, creating further value for shareholders. Our Total Fluid Management strategy has proven effective to broaden and deepen Pall’s presence in its end markets.”

Conference Call
On Thursday, June 9, 2011, at 8:30 am EST, Pall Corporation will host a conference call to review these results. The call can be accessed at www.pall.com/investor. The webcast will be archived for 30 days.

About Pall Corporation
Pall Corporation (NYSE:PLL) is a filtration, separation and purification leader providing solutions to meet the critical fluid management needs of customers across the broad spectrum of life sciences and industry. Pall works with customers to advance health, safety and environmentally responsible technologies. The Company’s engineered products enable process and product innovation and minimize emissions and waste. Pall Corporation, with total revenues of $2.4 billion for fiscal 2010, is an S&P 500 company with more than 10,000 employees serving customers worldwide. To see how Pall is helping enable a greener, safer, more sustainable future, follow us on Twitter @PallCorporation or visit www.pall.com/green.

Trademarks
Pall-Aquasafe is a trademark and Total Fluid Management is a service mark of Pall Corporation.

Forward-Looking Statements
The matters discussed in this report contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Results for the third quarter of fiscal year 2011 are preliminary until the Company's Form 10-Q is filed with the Securities and Exchange Commission on June 9, 2011.

Forward-looking statements are those that address activities, events or developments that the Company or management intends, expects, projects, believes or anticipates will or may occur in the future. All statements regarding future performance, earnings projections, earnings guidance, management’s expectations about its future cash needs and effective tax rate, and other future events or developments are forward-looking statements. Forward-looking statements are those that use terms such as “may,” “will,” “expect,” “believe,” “intend,” “should,” “could,” “anticipate,” “estimate,” “forecast,” “project,” “plan,” “predict,” “potential,” and similar expressions. Forward-looking statements contained in this and other written and oral reports are based on management’s assumptions and assessments in light of past experience and trends, current conditions, expected future developments and other relevant factors.

The Company’s forward-looking statements are subject to risks and uncertainties and are not guarantees of future performance, and actual results, developments and business decisions may differ materially from those envisaged by the Company’s forward-looking statements. Such risks and uncertainties include, but are not limited to, those discussed in Part I–Item 1A.–Risk Factors in the 2010 Form 10-K, and other reports the Company files with the Securities and Exchange Commission, including the effect of litigation and regulatory inquiries associated with the restatement of our prior period financial statements; the impact of legislative, regulatory and political developments globally and the impact of the uncertain global economic environment and the timing and strength of a recovery in the markets and regions we serve, and the extent to which adverse economic conditions may affect our sales volume and results; demand for our products and business relationships with key customers and suppliers, which may be impacted by their cash flow and payment practices, as well as delays or cancellations in shipments; our ability to obtain regulatory approval or market acceptance of new technologies; our ability to successfully complete our business improvement initiatives, which include integrating and upgrading our information systems and the effect of a serious disruption in our information systems; fluctuations in our effective tax rate; volatility in foreign currency exchange rates, interest rates and energy costs and other macro economic challenges currently affecting us; changes in product mix, market mix and product pricing, particularly relating to the expansion of the systems business; increase in costs of manufacturing and operating costs; our ability to achieve and sustain the savings anticipated from cost reduction and gross margin improvement initiatives; the effect of the restrictive covenants in our debt facilities; our ability to enforce patents and protect proprietary products and manufacturing techniques; our ability to successfully complete or integrate any acquisitions; our ability to attract and retain management talent; as well as the successful completion of the selection and integration of a new Company President and Chief Executive Officer; and the impact of pricing and other actions by competitors. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company makes these statements as of the date of this disclosure and undertakes no obligation to update them, whether as a result of new information, future developments or otherwise.

Management uses certain non-GAAP measurements to assess the Company’s current and future financial performance. The non-GAAP measurements do not replace the presentation of the Company’s GAAP financial results. These measurements provide supplemental information to assist management in analyzing the Company’s financial position and results of operations. The Company has chosen to provide this information to facilitate meaningful comparisons of past, present and future operating results and as a means to emphasize the results of ongoing operations.

PALL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Amounts in Thousands)

	APR. 30, 2011	JULY 31, 2010
Assets:

Cash and cash equivalents	$491,496	$498,563
Accounts receivable	604,893	566,499
Inventories	476,109	415,046
Other current assets	251,482	222,651
Total current assets	1,823,980	1,702,759

Property, plant and equipment	770,108	706,435
Other assets	623,744	590,018
Total assets	$3,217,832	$2,999,212

Liabilities and Stockholders' Equity:

Short-term debt	$150,512	$42,028
Accounts payable, income taxes and other current liabilities	631,082	595,177
Total current liabilities	781,594	637,205

Long-term debt	486,632	741,353
Deferred taxes and other non-current liabilities	474,956	438,304
Total liabilities	1,743,182	1,816,862

Stockholders' equity	1,474,650	1,182,350
Total liabilities and stockholders' equity	$3,217,832	$2,999,212

PALL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Amounts in thousands, except per share data)

	THIRD QUARTER ENDED		NINE MONTHS ENDED
	APR. 30, 2011	APR. 30, 2010	APR. 30, 2011	APR. 30, 2010
Net sales	$709,808	$615,982	$1,960,517	$1,723,322
Cost of sales	355,947	302,450	965,498	855,307
Gross profit	353,861	313,532	995,019	868,015
% of sales	49.9%	50.9%	50.8%	50.4%
Selling, general and administrative expenses	209,585	187,303	588,983	550,973
% of sales	29.5%	30.4%	30.0%	32.0%
Research and development	21,056	18,986	61,998	54,874
Earnings before restructuring and other charges,
net ("ROTC"), interest expense, net and income
taxes	123,220	107,243	344,038	262,168
% of sales	17.4%	17.4%	17.5%	15.2%
ROTC (a)	7,723	2,030	13,921	6,659
Interest expense, net (b)	6,068	3,254	19,176	6,342
Earnings before income taxes	109,429	101,959	310,941	249,167
Provision for income taxes (b)	38,360	32,268	92,799	62,874
Net earnings	$71,069	$69,691	$218,142	$186,293

Earnings per share:
Basic	$0.61	$0.59	$1.87	$1.58
Diluted	$0.60	$0.58	$1.84	$1.56

Average shares outstanding:
Basic	116,899	117,589	116,565	117,713
Diluted	118,723	119,204	118,296	119,107

Net earnings as reported	$71,069	$69,691	$218,142	$186,293
Discrete items:
Tax adjustments (b)	8,409	-	8,409	(14,188)
Interest adjustments, after pro forma tax
effect (b)	-	(2,074)	-	(9,573)
ROTC, after pro forma tax effect (a)	5,621	1,365	11,413	4,104
Total discrete items	14,030	(709)	19,822	(19,657)
Pro forma earnings	$85,099	$68,982	$237,964	$166,636

Diluted earnings per share as reported	$0.60	$0.58	$1.84	$1.56
Discrete items:
Tax adjustments (b)	0.07	-	0.07	(0.12)
Interest adjustments, after pro forma tax
effect (b)	-	(0.01)	-	(0.07)
ROTC, after pro forma tax effect (a)	0.05	0.01	0.10	0.03
Total discrete items	0.12	(0.00)	0.17	(0.16)
Pro forma diluted earnings per share	$0.72	$0.58	$2.01	$1.40

Pro forma earnings exclude the items below as they are deemed to be non-recurring in nature and/or not considered by management to be indicative of underlying operating performance. The pro forma tax effects disclosed were calculated using applicable entity-specific U.S. federal and/or foreign tax rates.

(a) ROTC in the quarter and nine months ended April 30, 2011 of $7,723 ($5,621 after pro forma tax effect of $2,102) and $13,921 ($11,413 after pro forma tax effect of $2,508), respectively, primarily includes costs related to the Company's cost reduction initiatives and certain employment contract obligations.

ROTC in the quarter and nine months ended April 30, 2010, included in Discrete Items, of $2,030 ($1,365 after pro forma tax effect of $665) and $6,087 ($4,104 after pro forma tax effect of $1,983), respectively, primarily includes costs related to the Company's cost reduction initiatives.

(b) Provision for income taxes in the quarter ended April 30, 2011 includes a charge of $8,409 related to tax costs associated with the establishment of the Company's Asian Headquarters in Singapore.

Interest expense net, in the quarter ended April 30, 2010 includes the reversal of accrued interest of $2,553 ($2,074 after pro forma tax effect of $479) primarily related to expiring foreign statutes of limitations for assessment related to uncertain tax positions. Interest expense net, and provision for income taxes in the nine months ended April 30, 2010 includes the reversal of accrued interest of $11,537 ($9,573 after pro forma tax effect of $1,964) and income taxes payable of $14,188. These items principally related to the resolution of foreign tax audits and expiring foreign statutes of limitation for assessment related to uncertain tax positions.

PALL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in Thousands)

	NINE MONTHS ENDED
	APR. 30, 2011	APR. 30, 2010
Net cash provided by operating activities	$280,956	$257,041

Investing activities:

Acquisitions, net of cash acquired	-	(8,984)
Capital expenditures	(103,142)	(93,513)
Other	(15,701)	(22,639)
Net cash used by investing activities	(118,843)	(125,136)

Financing activities:

Dividends paid	(57,287)	(52,600)
Notes payable and long-term (repayments) / borrowings	(153,578)	11,307
Purchase of treasury stock	(64,524)	(36,202)
Other	65,286	24,230
Net cash used by financing activities	(210,103)	(53,265)

Cash flow for period	(47,990)	78,640
Cash and cash equivalents at beginning of year	498,563	414,011
Effect of exchange rate changes on cash	40,923	(8,767)
Cash and cash equivalents at end of period	$491,496	$483,884

Free cash flow:
Net cash provided by operating activities	$280,956	$257,041
Less capital expenditures	103,142	93,513
Free cash flow	$177,814	$163,528

PALL CORPORATION
SUMMARY OPERATING PROFIT BY SEGMENT
(Unaudited)
(Dollar Amounts in Thousands)

	THIRD QUARTER ENDED		NINE MONTHS ENDED
	APR. 30, 2011	APR. 30, 2010	APR. 30, 2011	APR. 30, 2010
Life Sciences
Sales	$368,707	$316,972	$1,014,501	$902,398
Cost of sales	172,158	144,812	463,307	407,756
Gross profit	196,549	172,160	551,194	494,642
% of sales	53.3%	54.3%	54.3%	54.8%

Selling, general and administrative expenses	93,567	86,529	265,229	253,359
% of sales	25.4%	27.3%	26.1%	28.1%
Research and development	13,911	12,216	40,056	34,954
Operating profit	$89,071	$73,415	$245,909	$206,329
% of sales	24.2%	23.2%	24.2%	22.9%

Industrial
Sales	$341,101	$299,010	$946,016	$820,924
Cost of sales	183,789	157,638	502,191	447,551
Gross profit	157,312	141,372	443,825	373,373
% of sales	46.1%	47.3%	46.9%	45.5%

Selling, general and administrative expenses	99,564	87,740	277,999	258,983
% of sales	29.2%	29.3%	29.4%	31.5%
Research and development	7,145	6,770	21,942	19,920
Operating profit	$50,603	$46,862	$143,884	$94,470
% of sales	14.8%	15.7%	15.2%	11.5%

CONSOLIDATED:
Operating profit	$139,674	$120,277	$389,793	$300,799
General corporate expenses	16,454	13,034	45,755	38,631
Earnings before ROTC, interest expense, net and
income taxes	123,220	107,243	344,038	262,168
ROTC	7,723	2,030	13,921	6,659
Interest expense, net	6,068	3,254	19,176	6,342
Earnings before income taxes	$109,429	$101,959	$310,941	$249,167

PALL CORPORATION
SUPPLEMENTAL SEGMENT SALES INFORMATION BY MARKET AND GEOGRAPHY
(Unaudited)
(Dollar Amounts in Thousands)

				EXCHANGE	% CHANGE
				RATE	IN LOCAL
THIRD QUARTER ENDED	APR. 30, 2011	APR. 30, 2010	% CHANGE	IMPACT	CURRENCY
Life Sciences			|-------------- Increase/(Decrease) -------------|
By Market:
BioPharmaceuticals	$197,186	$162,606	21.3	$8,536	16.0
Medical	107,734	99,703	8.1	3,012	5.0
Food & Beverage	63,787	54,663	16.7	2,685	11.8
Total Life Sciences	$368,707	$316,972	16.3	$14,233	11.8

By Geography:
Western Hemisphere	$123,595	$109,790	12.6	$291	12.3
Europe	179,544	152,170	18.0	9,046	12.0
Asia	65,568	55,012	19.2	4,896	10.3
Total Life Sciences	$368,707	$316,972	16.3	$14,233	11.8

Industrial
By Market:
Aeropower	$123,171	$107,849	14.2	$3,677	10.8
Energy & Water	136,026	118,841	14.5	5,163	10.1
Microelectronics	81,904	72,320	13.3	4,761	6.7
Total Industrial	$341,101	$299,010	14.1	$13,601	9.5

By Geography:
Western Hemisphere	$112,401	$96,147	16.9	$535	16.3
Europe	103,094	90,956	13.3	4,479	8.4
Asia	125,606	111,907	12.2	8,587	4.6
Total Industrial	$341,101	$299,010	14.1	$13,601	9.5

PALL CORPORATION
SUPPLEMENTAL SEGMENT SALES INFORMATION BY MARKET AND GEOGRAPHY
(Unaudited)
(Dollar Amounts in Thousands)

				EXCHANGE	% CHANGE
				RATE	IN LOCAL
NINE MONTHS ENDED	APR. 30, 2011	APR. 30, 2010	% CHANGE	IMPACT	CURRENCY
Life Sciences			|--------------Increase/(Decrease) -------------|
By Market:
BioPharmaceuticals	$538,145	$452,801	18.8	$3,823	18.0
Medical	308,581	295,841	4.3	(347)	4.4
Food & Beverage	167,775	153,756	9.1	(562)	9.5
Total Life Sciences	$1,014,501	$902,398	12.4	$2,914	12.1

By Geography:
Western Hemisphere	$351,723	$306,476	14.8	$571	14.6
Europe	478,657	447,506	7.0	(9,252)	9.0
Asia	184,121	148,416	24.1	11,595	16.2
Total Life Sciences	$1,014,501	$902,398	12.4	$2,914	12.1

Industrial
By Market:
Aeropower	$346,334	$299,519	15.6	$752	15.4
Energy & Water	366,030	331,569	10.4	3,615	9.3
Microelectronics	233,652	189,836	23.1	9,346	18.2
Total Industrial	$946,016	$820,924	15.2	$13,713	13.6

By Geography:
Western Hemisphere	$317,948	$241,755	31.5	$1,022	31.1
Europe	271,432	256,126	6.0	(6,820)	8.6
Asia	356,636	323,043	10.4	19,511	4.4
Total Industrial	$946,016	$820,924	15.2	$13,713	13.6

# # #

Contact:

Pall Corporation
Patricia Iannucci
V.P. Investor Relations & Corporate Communications
Telephone: 516-801-9848
Email: piannucci@pall.com